Exhibit 99.1

P&F INDUSTRIES REPORTS FIRST QUARTER 2004 RESULTS

FARMINGDALE, N.Y., May 13, 2004 - P&F Industries, Inc. (Nasdaq NM: PFIN), today announced results from operations for the first quarter ended March 31, 2004.

FIRST QUARTER RESULTS

Consolidated revenues increased 0.5%, from $19.5 million to $19.6 million.  Net income for the first quarter of 2004 was $236,566, or $0.07 per share on a diluted basis, compared with $590,228, or $0.16 per share on a diluted basis, for the first quarter of 2003.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, “Our consolidated performance for the first quarter was as expected.  Increased revenues at Countrywide Hardware, Green Manufacturing and Embassy Industries offset a revenue decline at Florida Pneumatic, which put downward pressure on gross margins and resulted in lower net income for the quarter.”

Florida Pneumatic’s revenues decreased 8.5%, from $10.3 million to $9.5 million, due primarily to the loss of a major customer, lower retail base sales and promotions, and to lower comparative sales at the Berkeley Tool and filter divisions.  Gross profit at Florida Pneumatic decreased from 36.9% to 32.4%, due to the loss of the major customer, which had higher-than-average margins, and the strengthening of the Japanese yen in relation to the U.S. dollar.  Productivity improvements and concessions from suppliers helped to offset these negative trends.

Mr. Horowitz commented, “Florida Pneumatic’s results, although disappointing, were clearly in line with our expectations. As we have noted previously, we are quite pleased with the level of new products in development, which, along with an improving overall economy, should strengthen results going forward and help mitigate last year’s customer loss.  We were also especially pleased by the continued strong growth of the automotive after-market channel.”

At Countrywide Hardware, revenues increased 5.7%, from $4.3 million to $4.5 million.  Continued growth in the fencing products line was offset by weaker OEM and patio sales at Nationwide, as well as a revenue decrease at Franklin, as one major customer reduced ordering due to a plan to reduce inventory levels. Gross profit at Countrywide improved from 32.1% to 34.7%, due to a more favorable mix and cost savings in material purchases and labor productivity.

Mr. Horowitz commented, “During the first quarter, both Nationwide and Franklin began raising customer prices in order to offset increases in the cost of steel and products made predominately of steel.  We expect that these increases will substantially mitigate product cost increases in the near-term.”

Green Manufacturing’s revenues increased 9.0%, from $2.9 million to $3.1 million.  The increase resulted primarily from higher cylinder sales, reflecting the completion of the first 12 months of selling into the log-splitter market, and higher sales of the agriculture product line, as a major customer substantially increased its export business.  Offsetting these gains was a decrease in sales in the access product line as compared to a very strong first quarter of 2003.

Gross profit at Green increased from 7.4% to 7.7%, due primarily to increased sales, which increased coverage of fixed expenses.

Mr. Horowitz commented, “We continue to be pleased with the gradual turnaround at Green as we begin to approach sales levels that should typically generate a modest profit.  However, during the first quarter, Green also experienced increases in the price of steel, which had a negative impact on results.  Consequently, Green raised its prices 3.8% in April, and we expect that this change will substantially reduce the effect of the product cost increases.”

Revenues at Embassy Industries increased 23.4%, from $2.0 million to $2.5 million, due to increased boiler and commercial heating sales, as well as to improved baseboard and radiant sales as the result of strong housing starts.  Gross margin for Embassy decreased from 29.9% to 29.1% due to the weakening dollar in relation to the euro, which lowered margins on radiant products, and an increase in boiler sales, which have lower-than-average margins.

“We continue to be excited by the penetration our boilers have made in the market for multi-unit construction,” said Mr. Horowitz. “Embassy also began to experience increases in the cost of steel.  Although the impact was immaterial for the quarter, we expected the higher costs would eventually have had a significant impact on margins, and therefore we raised prices up to 10 percent beginning in the second quarter.”

2004 UPDATE

Concerning anticipated performance, Mr. Horowitz stated, “We expect results for the second quarter of 2004 to be weaker than the prior year’s comparable period. Sales at Florida Pneumatic are expected to decrease 25 to 30 percent due to the timing of promotional sales and the phase-out of a major customer. Sales at Countrywide are expected to increase 10 to 15 percent, as Nationwide’s fencing division continues to grow, and Franklin anticipates receiving a major one-time order from a large customer. Sales at Green are also expected to increase 15 to 20 percent as the improvement in the markets of both cylinders and access equipment continues.  In addition, sales at Green are expected to benefit from the contribution of several cylinder customers brought on during the latter part of 2003.  Sales at Embassy are expected to increase five to 10 percent as well, primarily reflecting the strengthening of the overall market for baseboard and commercial heating products.”

Mr. Horowitz continued, “Gross profit margins should range from 31 to 32 percent.  Selling, general and administrative expenses are expected to increase about five percent due to higher anticipated warranty costs and additional compensation and staffing costs.  Interest expense is expected to decrease about 25 percent due to the decrease in average borrowings.”

“As a result, we expect profit to decrease 40 to 50 percent in comparison with the second quarter of 2003.  Our outlook for the year, however, is better than the first half would indicate as the remaining quarters should be more in line with the comparable 2003 periods as several large promotions are scheduled, and we believe that many of our marketing and development activities will materialize,” Mr. Horowitz concluded.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2004 first-quarter results.  Investors and other interested parties can listen to the call by dialing 1-706-634-0167, or via a live webcast accessible at www.pfina.com.  To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call.  The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through May 15, beginning at 2 p.m. Eastern time on May 13, at 1-800-642-1687 or 1-706-645-9291, conference ID # 7308217.

P&F Industries, Inc., through its four wholly owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc., and Embassy Industries, Inc., manufactures and/or imports air-powered tools, hydraulic cylinders, baseboard and radiant heating products, and residential and commercial hardware.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing.  These risks could cause the Company’s actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2004	December 31, 2003
	(rounded)	(rounded)

Cash	$929,000	$213,000
Accounts receivable - net	12,095,000	11,922,000
Inventories	17,911,000	18,755,000
Deferred income taxes - net	789,000	789,000
Prepaid expenses and other	1,446,000	1,456,000

Total current assets	33,170,000	33,135,000

Property and equipment	25,750,000	25,581,000
Less: accumulated depreciation	13,235,000	12,840,000

Net property and equipment	12,515,000	12,741,000

Goodwill, net of accumulated amortization	10,591,000	10,562,000

Other intangible assets, net of accumulated amortization	1,640,000	1,773,000

Other assets	136,000	121,000

Total assets	$58,052,000	$58,332,000

Short-term borrowings	$4,500,000	$3,000,000
Accounts payable	2,831,000	3,302,000
Accrued liabilities	3,157,000	4,347,000
Current maturities of long-term debt	1,528,000	1,526,000

Total current liabilities	12,016,000	12,175,000

Long-term debt, less current maturities	8,385,000	8,724,000

Deferred income taxes - net	406,000	455,000

Total liabilities	20,807,000	21,354,000

Total shareholders’ equity	37,245,000	36,978,000

Total liabilities and shareholders’ equity	$58,052,000	$58,332,000

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
	(rounded)	(rounded)
		(restated)

Revenues	$19,575,000	$19,482,000

Costs and expenses
Cost of sales	13,984,000	13,480,000
Selling, general and administrative	5,071,000	4,871,000
Interest – net	123,000	187,000

	19,178,000	18,538,000

Income before taxes on income	397,000	944,000

Taxes on income	160,000	354,000

Net income	$237,000	$590,000

Weighted average common shares outstanding

Basic	3,515,000	3,506,000

Diluted	3,633,000	3,575,000

Net income per Class A Common Share

Basic	$.07	$.17

Diluted	$.07	$.16